Atlantica Seafoods Company, Inc. S-1

Exhibit 5.1

BART AND ASSOCIATES, LLC

Attorneys at Law

January 28, 2015

Securities & Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Securities and Exchange Commission Examiner:

We are acting as counsel for Atlantica Seafoods Company, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 (the “Registration Statement”), as to which this opinion is a part, filed with the Securities and Exchange Commission (the “Commission”) on January 28, 2015 for the registration by the Company of 15,000,000 shares of common stock, $0.0001 par value, of the Company (the “Shares”).

In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies of such corporate records and other documents and have satisfied ourselves as to such other matters as we have deemed necessary to enable us to express our opinion hereinafter set forth.

Based upon the foregoing, it is our opinion that:

The shares to be sold by the Company that are to be registered as covered by the Registration Statement will be, when sold, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption “Interest of Named Experts and Counsel” in the prospectus included in the Registration Statement.

Respectfully submitted,

/s/ Bart and Associates, LLC
Bart and Associates, LLC

8400 East Prentice Avenue, Suite 1500, Greenwood Village, CO 80111

Phone: (720)-226-7511      Facsimile: (303)-745-1880      E: kbart@kennethbartesq.com

www.kennethbartesq.com